UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) — August 29, 2008
ONCOR ELECTRIC DELIVERY COMPANY LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	333-100240 (Commission File Number)	75-2967830 (I.R.S. Employer Identification No.)
1601 Bryan Street, Dallas, Texas 75201
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including Area Code — (214) 486-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	OTHER EVENTS.
In May 2008, Oncor filed with the Public Utility Commission of Texas (PUCT) in Docket No. 35718 a description and request for approval of its proposed advanced metering system deployment plan and its proposed surcharge for the recovery of its estimated future investment for advanced metering deployment.
On August 11, 2008, a non-unanimous settlement was reached with the majority of the parties to the case and an order approving the settlement was issued by the PUCT on August 29, 2008, which will likely become final on September 23, unless a motion for rehearing is filed. The approved settlement includes the following major provisions (the comparisons are against amounts filed in the request):
•	a surcharge beginning on January 1, 2009 and continuing for 11 years;
•	a total revenue requirement over the surcharge period of $1.035 billion (reduced from $1.069 billion);
•	estimated capital expenditures for advanced metering facilities of $686 million (reduced from $690 million);
•	related operation and maintenance expenses for the surcharge period of $153 million (increased from $148 million);
•	$28 million of additional savings (in addition to the $176 million in the original filing), and
•	a requested advanced metering cost recovery factor of $2.21 per month per residential retail customer (reduced from $2.29 per month) and varying from $2.42 to $5.21 per month for non-residential retail customers (reduced from $2.49 to $5.35 per month).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the following registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:	/s/ Richard C. Hays
	Name:	Richard C. Hays
	Title:	Controller

Dated: September 2, 2008

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